Exhibit 99.1 Investor Contact: John Morgan (859) 232-5568 jmorgan@lexmark.com Media Contact: Jerry Grasso (859) 232-3546 ggrasso@lexmark.com

Lexmark combines laser, inkjet printing divisions into single organization

LEXINGTON, Ky., Nov. 5, 2010 – Lexmark International, Inc. (NYSE: LXK) today announced the company is combining its two printing organizations, the Printing Solutions and Services Division (PS&SD) and the Imaging Solutions Division (ISD), into a single organization named Imaging Solutions and Services (ISS).

As Lexmark continues to shift its inkjet technology upstream, the combination of the two divisions into ISS enables Lexmark to more easily execute its strategy of targeting and capturing higher usage segments of the output marketplace, from small offices to global enterprises looking for managed print services. This move will also allow the company to further unify its sales, marketing, and research and development (R&D) of new products and services.

Marty Canning, who previously led PS&SD, will lead the new organization as Lexmark executive vice president and president of Imaging Solutions and Services.

Perceptive Software will remain a stand-alone business unit within Lexmark, and will continue to be led by Scott Coons, Lexmark vice president and Perceptive Software president and CEO.  Perceptive Software is a leading provider of enterprise content management software. Its software products enable a broad range of industry specific and cross industry workflow solutions, and have the ability to be easily and quickly configured and integrated with a large number of ERP, CRM and line of business applications.

Beginning in the fourth quarter of 2010, segment reporting provided in Lexmark’s public financial statements will include the reportable segments “Imaging Solutions and Services” and “Perceptive Software,” as well as an “Other” category that includes centrally managed supply chain, IT, and other costs and operating expenses, primarily G&A.

Supporting Quote:

“Lexmark’s strategy of shifting our inkjet technology upstream to high usage business customers now offers us the opportunity to simplify and unify our processes across our R&D, marketing and sales teams into a single organization, Imaging Solutions and Services,” said Paul Rooke, Lexmark president and chief executive officer. “The combination of the divisions will enable us to bring more value to customers, more consistency to our products, and enhance our approach to the market across the full range of our imaging solutions and services.”

About Lexmark

Lexmark International, Inc. (NYSE: LXK) provides businesses of all sizes with a broad range of printing and imaging products, software, solutions and services that help customers to print less and save more. Perceptive Software, a stand-alone software business within Lexmark, is a leading provider of enterprise content management software that helps organizations effortlessly manage the entire lifecycle of their documents and content, simplifying their business processes, and fueling greater operational efficiency. In 2009, Lexmark sold products in more than 170 countries and reported approximately $4.0 billion in revenue. To learn more about Lexmark, please visit www.lexmark.com. For more information on Perceptive Software, please visit www.perceptivesoftware.com.

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For more information on Perceptive Software, see the Perceptive Software Facebook page and the Perceptive Software Twitter feed.